                  AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC.

                             ARTICLES SUPPLEMENTARY

         AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the
"Corporation"), hereby certifies to the State Department of Assessments and
Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors by the Maryland General Corporation Law and by Article FIFTH and Article SEVENTH
of the Articles of Incorporation, the Board of Directors of the Corporation has
duly established a new series of shares titled VP Prime Money Market Fund
(hereinafter referred to as a "Series") for the Corporation's stock and has allocated Fifty Million (50,000,000) shares of the One Hundred Million
(100,000,000) shares of authorized capital stock of the Corporation, par value
One Cent ($0.01) per shares, for an aggregate par value of Five Hundred Thousand
Dollars ($500,000) to the new Series. As a result of the action taken by the
Board of Directors in Article FIRST of these Articles Supplementary, the number of shares and aggregate par value is as follows:

         Series                   Number of Shares          Aggregate Par Value

VP Prime Money Market Fund          50,000,000                 $   500,000

The par value of each share of stock in such Series is One Cent ($0.01) per share.

         SECOND: Except as otherwise provided by the express provisions of these
Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         THIRD: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and
is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         FOURTH: The Board of Directors of the Corporation duly adopted resolutions establishing the new Series and allocating shares to the Series.

         IN WITNESS WHEREOF, AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC. has
caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Senior Vice President and attested to by its Assistant
Secretary on this 4th day of January, 2001.

                                            AMERICAN CENTURY VARIABLE
ATTEST:                                     PORTFOLIOS II, INC.

/*/ Janet A. Nash                           By: /*/ David C. Tucker
Name: Janet A. Nash                         Name: David C. Tucker
Title:   Assistant Secretary                Title:  Senior Vice President

         THE UNDERSIGNED Senior Vice President of AMERICAN CENTURY VARIABLE
PORTFOLIOS II, INC., who executed on behalf of said Corporation the foregoing
Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said
Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.

Dated:   January 4, 2001                  /*/ David C. Tucker
                                          David C. Tucker, Senior Vice President